Exhibit 99.1

Digital Recorders, Inc. Announces First Quarter 2006 Results; Loss Narrows as Expected Market Upturn Materializes

    Business Editors/Technology Writers

    DALLAS--(BUSINESS WIRE)--May 15, 2006--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a technology leader in transportation, law enforcement, and security digital communications systems, announced today it posted a net loss of 9 cents per share on $11.1 million in sales in the first quarter 2006, as compared to a net loss of 10 cents per share on $10.6 million in sales in the same period last year.
    "We posted moderately increased sales for the period. While better on the bottom line than the same period of last year, it was not sufficient to bring us to profitability. This is largely consistent with what we have previously reported, i.e., that the market upturn, while underway, is primarily focused in the last half of the year. We are encouraged by the order flow and reports from our bus vehicle OEM customers about production rate increases. Meanwhile, we continue to have tight emphasis on expenses and we are seeking additional cost reduction opportunities as we work our way through lean times," David
L. Turney, the Company's Chairman, Chief Executive Officer, and
President, said.
    For the quarter ended March 31, 2006, sales increased by 4.5 percent to $11.1 million and the net loss to common shareholders was $866 thousand, or 9 cents per share. This compares to sales of $10.6 million and a net loss to common shareholders of $1.0 million, or 10 cents per share, for the same period last year. The amounts are after preferred stock dividends and amortization of discount on preferred stock of $68 thousand and $49 thousand, respectively, in first quarter 2006 and preferred stock dividends of $41 thousand in first quarter 2005.
    Weighted-average shares outstanding for the quarter ended March
31, 2006, were 9.8 million, as compared to 9.6 million a year ago, an increase of 1.6 percent resulting primarily from previously announced equity placements in fiscal year 2005.
    As of March 31, 2006, the Company had $4.1 million in working capital and $18.2 million in shareholders' equity. This compares to $6.3 million in working capital and $21.8 million in shareholders' equity as of March 31, 2005.
    On May 15, 2006, the Company filed with the Securities and
Exchange Commission a Form 10-Q for the period ended March 31, 2006.

    SECOND QUARTER 2006 OUTLOOK

    "Subject to some as yet unresolved uncertainties related to possible shortages in aluminum extrusion materials, we anticipate an increase in revenues in second quarter 2006. The U.S. market upturn that we believe to be underway should become more evident in terms of our revenue in the last half of the year," Mr. Turney said.

    CONFERENCE CALL INFORMATION

    Given the proximity of the Annual Meeting of Shareholders, the Company has decided against hosting a shareholder conference call to discuss first quarter results.

    ANNUAL MEETING OF SHAREHOLDERS

    The DRI Annual Meeting of Shareholders will take place May 24, 2006, at the Hilton Raleigh-Durham Airport at Research Triangle Park, located at 4810 Old Page Road in Research Triangle Park, N.C. Registration and continental breakfast will begin at 9:30 a.m. (Eastern) and the business meeting will begin at 10 a.m. (Eastern). Shareholders of record at the close of business on April 4, 2006, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. Meeting materials were mailed to shareholders of record on April 24, 2006.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products
- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning future trends in the markets, both domestic and foreign, the magnitude and timing of an expected recovery in the industry, expected results from profit improvement initiatives, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that we may incorrectly interpret current indicators as trends, the risk that we might incorrectly estimate the magnitude or timing of a recovery in the industry, if any, the risks that profit improvement initiatives may not prove beneficial or beneficial to the extent expected, the risk that recent results may not reflect positive future developments, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed on April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



                      DIGITAL RECORDERS, INC. AND
                             SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                   (In thousands, except shares and
                          per share amounts)

                                   March 31, 2006   December 31, 2005
                                      (Unaudited)        (Note 1)
                                   ---------------- ------------------

                                ASSETS
Current Assets
    Cash and cash equivalents                 $767               $807
    Trade accounts receivable, net           9,604              8,425
    Other receivables                          211                211
    Inventories                              7,800              8,212
    Prepaids and other current
     assets                                    811                946
                                   ---------------- ------------------
      Total current assets                  19,193             18,601
                                   ---------------- ------------------

Property and equipment, net                  3,562              3,741
Goodwill, net                                9,973              9,762
Intangible assets, net                       1,065              1,069
Deferred tax assets, net                       236                231
Other assets                                   657                144
                                   ---------------- ------------------
      Total assets                         $34,686            $33,548
                                   ================ ==================

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
    Lines of credit                         $6,297             $5,000
    Current portion of long-term
     debt                                      399              1,177
    Accounts payable                         5,638              5,537
    Accrued expenses                         2,682              2,854
    Preferred stock dividends
     payable                                    77                 72
                                   ---------------- ------------------
      Total current liabilities             15,093             14,640
                                   ---------------- ------------------

Long-term debt and capital leases,
 less current portion                           62                 68
                                   ---------------- ------------------

Deferred tax liabilities                       387                382
                                   ---------------- ------------------

Minority interest in consolidated
 subsidiary                                    906                892
                                   ---------------- ------------------

Commitments and contingencies                   --                 --

Shareholders' Equity
    Series E Redeemable,
     Nonvoting, Convertible
     Preferred Stock, $.10 par
     value, liquidation preference
     of $5,000 per share; 500
     shares authorized; 183 and
     207 shares issued and
     outstanding at March 31,
     2006, and December 31, 2005,
     respectively.                             495                615

    Series G Redeemable,
     Convertible Preferred Stock,
     $.10 par value, liquidation
     preference of $5,000 per
     share; 600 shares authorized;
     350 and 343 shares issued and
     outstanding at March 31,
     2006, and December 31, 2005,
     respectively; redeemable at
     the discretion of the Company
     after five years.                       1,468              1,434

    Series H Redeemable,
     Convertible Preferred Stock,
     $.10 par value, liquidation
     preference of $5,000 per
     share; 600 shares authorized;
     50 shares issued and
     outstanding at March 31,
     2006, and December 31, 2005,
     respectively; redeemable at
     the discretion of the Company
     after five years.                         202                202

    Series I Redeemable,
     Convertible Preferred Stock,
     $.10 par value, liquidation
     preference of $5,000 per
     share; 200 shares authorized;
     100 and 0 shares issued and
     outstanding at March 31,
     2006, and December 31, 2005,
     respectively; redeemable at
     the discretion of the Company
     after five years.                         451                 --

    Series AAA Redeemable,
     Nonvoting, Convertible
     Preferred Stock, $.10 par
     value, liquidation preference
     of $5,000 per share; 20,000
     shares authorized; 178 shares
     issued and outstanding at
     March 31, 2006, and December
     31, 2005, respectively;
     redeemable at the discretion
     of the Company.                           890                890

    Common stock, $.10 par value,
     25,000,000 shares authorized;
     9,773,509 and 9,733,515
     shares issued and outstanding
     at March 31, 2006, and
     December 31, 2005,
     respectively.                             977                973

    Additional paid-in capital              31,214             30,446
    Accumulated other
     comprehensive income -
     foreign currency translation            1,810              1,526
    Accumulated deficit                    (19,269)           (18,520)
                                   ---------------- ------------------
      Total shareholders' equity            18,238             17,566
                                   ---------------- ------------------
      Total liabilities and
       shareholders' equity                $34,686            $33,548
                                   ================ ==================




               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
                  FOR THE THREE AND NINE MONTHS ENDED
                      SEPTEMBER 30, 2005 AND 2004
               (In thousands, except share and per share
                               amounts)

                                          Three Months Ended March 31,
                                          ----------------------------
                                              2006           2005
                                          -------------- -------------

Net sales                                       $11,112       $10,629
Cost of sales                                     7,669         6,361
                                          -------------- -------------
   Gross profit                                   3,443         4,268
                                          -------------- -------------

Operating expenses
   Selling, general and administrative            3,673         4,530
   Research and development                         258           384
                                          -------------- -------------
         Total operating expenses                 3,931         4,914
                                          -------------- -------------

   Operating loss                                  (488)         (646)
                                          -------------- -------------

Other income (loss)                                 (76)           44
Foreign currency gain (loss)                         26          (117)
Interest expense                                   (213)         (124)
                                          -------------- -------------
         Total other income and interest
          expense                                  (263)         (197)
                                          -------------- -------------

   Loss before income tax expense                  (751)         (843)

Income tax expense                                  (46)          (51)
                                          -------------- -------------

   Loss before minority interest in
    income (loss) of consolidated
    subsidiary                                     (797)         (894)

Minority interest in income (loss) of
 consolidated subsidiary                             48           (65)
                                          -------------- -------------

   Net loss                                        (749)         (959)

   Provision for preferred stock
    dividends                                       (68)          (41)
   Amortization for discount on preferred
    stock                                           (49)           --
                                          -------------- -------------

   Net loss applicable to common
    shareholders                                  $(866)      $(1,000)
                                          ============== =============

Net loss per share applicable to common
 shareholders
         Basic and diluted                       $(0.09)       $(0.10)
                                          ============== =============

Weighted average number of common shares
 and common
   share equivalent outstanding
         Basic and diluted                    9,751,290     9,601,096
                                          ============== =============

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com